KIMBERLY-CLARK ELECTS FORMER COCA-COLA ENTERPRISES, INC. PRESIDENT AND CEO JOHN R. ALM TO ITS BOARD OF DIRECTORS

DALLAS, Feb 22, 2006 – Kimberly-Clark Corporation (NYSE: KMB) today announced that John R. Alm, former President and CEO of Coca-Cola Enterprises, Inc., has been elected to its board of directors, effective today.

Mr. Alm, 59, joined the Johnson Coca-Cola Bottling Group as senior vice president and chief financial officer in 1980. Following a merger with Coca-Cola Enterprises, Inc. in 1991, Mr. Alm was named vice president and chief financial officer of the combined company. He held a number of senior management positions at Coca-Cola Enterprises, ultimately being named president and CEO in 2003. Coca-Cola Enterprises is the world’s largest marketer, distributor and producer of bottled and canned liquid non-alcoholic drinks. He retired from the company in December 2005.

“We are extremely pleased to have John join our board of directors,” said Linda Johnson Rice, chairman of the Nominating and Corporate Governance Committee of K-C’s board of directors and president and chief executive of Johnson Publishing Company. “He is a proven leader with years of experience and expertise in business strategy, management, marketing and finance.”

Thomas J. Falk, chairman and chief executive officer of Kimberly-Clark, said: “John is an outstanding individual who will bring a wealth of knowledge and independent perspective to the board. He has a great understanding of the consumer products industry and of many of the international markets in which we compete. I am confident he will be a valuable contributor as we continue to implement our global growth strategies.”

Mr. Alm holds a bachelor of science degree in finance from The State University of New York in Buffalo and is a certified public accountant.

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About Kimberly-Clark

Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries. Every day, 1.3 billion people—nearly a quarter of the world’s population—trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company’s 134-year history of innovation, visit kimberly-clark.com.

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